Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of NetClass Technology Inc on the Amendment No.2 to Form F-1 (File No. 333-278224) of our report dated March 25, 2024, with respect to our audits of the consolidated financial statements of NetClass Technology Inc as of September 30, 2023 and 2022 and for the years ended September 30, 2023 and 2022, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

New York, NY

June 10, 2024

NEW YORK OFFICE • 7 Penn Plaza • Suite 830 • New York, New York • 10001

Phone 646.442.4845 • Fax 646.349.5200 • www.marcumasia.cn